This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 7, 2022

Filed Pursuant to Rule 424(b)(2)
File No. 333-236374

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated February 11, 2020)

$

Cabot Corporation

            % Senior Notes due

We are offering $             aggregate principal amount of our % Senior Notes due            ,             which we refer to as the “notes.” The notes will mature on            ,             . Interest will accrue on the notes from                     , 2022, and the first interest payment date will be                     , 2022.

Prior to                ,                (                 months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem all or a portion of the notes at a price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.” If we experience specific kinds of changes in control and both Moody’s and S&P rate the notes below Investment Grade as a result of the announcement of such change of control (of the pendency thereof), we must offer to purchase the notes. See “Description of Notes—Change of Control Triggering Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior debt and senior in right of payment to any subordinated debt we may incur. The notes will be effectively subordinated to all of our existing and any future secured debt, to the extent of the value of the collateral securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of our subsidiaries, none of which will guarantee the notes.

You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in the notes. Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Us(1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2022 to the date of delivery.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme, on or about                    , 2022.

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	US Bancorp

The date of this prospectus supplement is                     , 2022.

Prospectus Supplement

Prospectus

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or is not qualified to do so or any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus dated February 11, 2020, is part of our automatically effective registration statement on Form S-3 and provides more general information, some of which may not apply to the notes we are offering hereby. You should read this prospectus supplement along with the accompanying prospectus, the documents incorporated by reference herein and therein, as well as any free writing prospectus that is filed, including the term sheet for the notes we are offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Generally, when we refer to this prospectus, we are referring to the prospectus supplement together with the accompanying prospectus and all documents incorporated by reference.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

When we refer to “Cabot,” the “Company,” “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus, we mean Cabot Corporation, including, unless the context otherwise requires, its subsidiaries, except in the section entitled “Description of Notes” where we mean Cabot Corporation alone. When we refer to “you” or “yours,” we mean the holders of the notes offered hereby.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference, may contain “forward-looking statements” under the federal securities laws. These forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions. Reference is made in particular to forward-looking statements regarding:

•	our future business performance and overall prospects, including segment growth and growth expectations, research and development activities and market demand for our products;

•	when we expect to pay the cash consideration for our Tokai acquisition;

•	when we expect to receive the balance of the cash purchase price for our sale of our Purification Solutions business;

•	expected insurance proceeds related to flooding at our Pepinster, Belgium facility;

•

the timing of payments for costs associated with reorganization actions; the sufficiency of our cash on hand, cash provided from operations and cash available under our credit and commercial paper facilities to fund our cash requirements;

•	anticipated capital spending, including environmental-related and technology controls capital expenditures;

•	regulatory developments;

•	restructuring charges;

•

cash requirements and uses of available cash, including future cash outlays associated with long-term contractual obligations, restructurings, contributions to employee benefit plans, environmental remediation costs and future respirator liabilities and the timing of such outlays;

•	exposure to interest rate and foreign exchange risk;

•	future benefit plan payments we expect to make;

•	future amortization expenses; our ability to recover deferred tax assets;

•	our operating tax rate and expected tax rate for fiscal 2022; and

•	the possible outcome of legal and environmental proceedings, and value-added tax matters.

Forward-looking statements are based on our current expectations, assumptions, estimates and projections about Cabot’s businesses and strategies, market trends and conditions, economic conditions and other factors. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control or difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from those expressed in the forward-looking statements.

For discussions of certain risks, uncertainties and contingencies that might affect such forward-looking statements, please see “Risk Factors” beginning on page S-5 in this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, which are incorporated by reference herein. The risks, uncertainties and contingencies that could cause our actual results to differ materially from those expressed in the forward-looking statements include, without limitation: the impact of the COVID-19 pandemic; industry capacity utilization and competition from other specialty chemicals companies; safety, health and environmental requirements and related constraints imposed on our business; regulatory, financial and reputational risks related

S-iii

to climate change developments; volatility in the price and availability of energy and raw materials, including with respect to the Russian invasion of Ukraine; a significant adverse change in a customer relationship or a failure of a customer to perform its obligations under agreements with us; risks associated with our international operations; unanticipated disruptions or delays in plant operations or development projects; information technology systems failures, data security breaches, cybersecurity attacks or network disruptions; severe weather events that cause business interruptions, including plant and power outages or disruptions in supplier or customer operations; the timely commercialization of products under development (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); protection of our intellectual property rights; problems with or delays in the successful integration of structural changes, including acquisitions or joint ventures; the impact of plant capacity expansions and site development projects on existing plant operations; negative or uncertain worldwide or regional economic conditions and market opportunities, including from trade relations, global health matters or geo-political conflicts; stock and credit market conditions; the outcome of pending litigation; our anticipated tax position; fluctuations in interest and currency exchange rates; the accuracy of the assumptions we used in establishing reserves for our share of liability for respirator claims; and the performance of financial counterparties under our derivative contracts with them. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised, however, to consult any further disclosures we make on related subjects in future 10-K, 10-Q and 8-K reports filed with the SEC. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see “Where You Can Find More Information.”

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference herein and therein.

The Company

Cabot is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. Our principal products are reinforcing and specialty carbons, specialty compounds, fumed metal oxides, inkjet colorants, and aerogel. Cabot and its affiliates have manufacturing facilities and operations in the United States (“U.S.”) and over 20 other countries. Cabot’s business was founded in 1882 and incorporated in the State of Delaware in 1960.

Our “creating for tomorrow” corporate strategy is to extend our leadership in performance materials by investing for advantaged growth, developing innovative products and processes that enable a better future, and driving continuous improvement in all we do. Our products are generally based on technical expertise and innovation in one or more of our four core competencies: making and handling very fine particles; modifying the surfaces of very fine particles to alter their functionality; designing particles to impart specific properties to a formulation; and combining particles with other ingredients to deliver a formulated performance intermediate or composite. We focus on creating particles, and formulations of those particles, with the composition, morphology, and surface functionalities to deliver the requisite performance to support our customers’ existing and emerging applications.

Our business is organized into two reportable segments: Reinforcement Materials and Performance Chemicals.

We are incorporated in the state of Delaware and our principal executive offices are located at Two Seaport Lane, Suite 1400, Boston, Massachusetts 02210. Our telephone number is (617) 345-0100. Our common stock is listed on The New York Stock Exchange under the symbol “CBT.”

The Offering

The summary below describes the principal terms of the notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Cabot Corporation

Securities Offered	$ aggregate principal amount of % Senior Notes due .

Maturity Date	, .

Interest Rate	% per year.

Interest Payment Dates	and , commencing , 2022. Interest will accrue from , 2022.

Optional Redemption	Prior to , ( months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem all or a portion of the notes at a price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, on or after the Par Call Date, we may redeem all or a portion of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), you will have the right, as holders of the notes, to cause us to repurchase your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Change of Control Triggering Event.”

Ranking	The notes will be our senior unsecured obligations. Accordingly, they will:

•	be effectively subordinated to our existing and any future secured debt, to the extent of the value of the collateral securing such debt;

•	rank equally with all our existing and future senior debt;

•	rank senior to any of our future subordinated debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of our subsidiaries, none of which will guarantee the notes.

As of March 31, 2022, after giving effect to this offering and the use of proceeds therefrom, the Company would have had $ million of total indebtedness (including the notes) that ranks equally with the notes. In addition, as of March 31, 2022, the Company, exclusive of its subsidiaries, had $19 million of secured indebtedness to which the notes will be effectively subordinated (to the extent of the value of the collateral securing such debt) and its subsidiaries had $160 million of external debt, including finance leases.

In addition, as of March 31, 2022 there was $968 million of undrawn availability under our revolving credit facilities.

Covenants	The indenture governing the notes will, among other things and with certain exceptions, limit our and the ability of our restricted subsidiaries to:

•	create certain liens;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants will be subject to a number of important exceptions and qualifications, which are described in the accompanying prospectus. For a more detailed description, see “Description of Debt Securities” in the accompanying prospectus.

Further Issuances	We may, without the consent of the holders, issue in the future additional notes under the indenture with the same terms (except for the issue date, price to public and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the initial interest payment date) and with the same CUSIP number and ISIN as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not treated as fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers and ISINs from the notes issued in this offering.

Sinking Fund	The notes will not be entitled to the benefit of any sinking fund.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Market for the Notes

The notes are a new issue of securities and there is currently no established trading market for the notes. The underwriters have advised us that they presently intend to make a market in the notes. However, they are not obligated to do so, and any market making may be discontinued without notice. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes.

Use of Proceeds	The net proceeds of this offering are estimated to be $ million after deducting the underwriting discount and offering expenses. We intend to use the net proceeds from this offering to redeem our $350 million aggregate principal amount of 3.70% Senior Notes due July 15, 2022 (the “2022 Notes”), and the remainder, if any, for working capital and other general corporate purposes (including at our discretion, repayment of commercial paper and amounts, if any, outstanding under our revolving credit facilities). See “Use of Proceeds.”

Certain Tax Considerations	You should contact your tax advisor with respect to the U.S. federal, state, local and non-U.S. tax considerations of owning and disposing of the notes.

See “Certain United States Federal Income Tax Considerations.”

Trustee	U.S. Bank Trust Company, National Association

Governing Law	The notes and the indenture that will govern the notes offered hereby will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves substantial risk. In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement for risks involved with an investment in the notes.

RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your original investment.

The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Relating to our Company

Our business is subject to a number of risks and uncertainties. You should review the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and in our Quarterly Roport on Form 10-Q for the fiscal quarter ended March 31, 2022, which are incorporated by reference herein, for a discussion of the factors you should consider carefully before deciding to invest in the notes.

Risks Relating to the Notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries and to our secured debt to the extent of the assets securing that indebtedness.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. The indenture will not restrict the amount of additional debt that we may incur. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2022, our subsidiaries had approximately $160 million of external debt, including finance leases.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future senior obligations. The notes are not secured by any of our assets. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that are deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing circumstances, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness. As of March 31, 2022, the Company, along with its consolidated subsidiaries, had approximately $32 million of secured debt outstanding, consisting of finance leases. In addition, as of March 31, 2022, we had $968 million of undrawn availability under our revolving credit facilities.

Although the indenture governing the notes will contain certain limitations on our ability to incur secured indebtedness, it will nevertheless permit us to incur a significant amount of secured indebtedness, and the notes will be effectively junior to this secured indebtedness to the extent of the realized value of the assets securing such debt.

We may incur additional indebtedness ranking equal to the notes.

The indenture governing the notes will not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities ranking equal to the notes, paying dividends or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of additional indebtedness could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we may incur additional indebtedness in the future.

If we incur additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding-up. This may have the effect of reducing the amount of proceeds paid to you.

In addition, the limitation on the liens covenant contains exceptions for specified “permitted liens” that would allow us and our subsidiaries to borrow substantial additional amounts and to grant liens or security interests with respect to our assets in connection with those borrowings. In light of these exceptions, holders of the notes may be structurally subordinated to new lenders.

An active trading market may not develop for the notes.

The notes are new securities for which there is currently no market. We have not listed and do not intend to list the notes on any U.S. national securities exchange or quotation system. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. The market, if any, for the notes may experience disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Additionally, under our revolving credit facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the revolving credit facilities and the commitments thereunder would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our revolving credit facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a Change of Control Triggering Event and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. In order to avoid the obligation to repurchase the notes and events of default and potential breaches of the credit agreements governing our revolving credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a Change of Control Triggering Event could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a Change of Control Triggering Event occurs when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a Change of Control Triggering Event has occurred.

One of the circumstances under which a Change of Control Triggering Event may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

The terms of the indenture and the notes will provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes will contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” as described under “Description of Notes—Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture governing the notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our unrestricted subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	limit our ability to sell, merge or consolidate any of our unrestricted subsidiaries.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes, our corporate borrowing costs and our ability to access debt in the future.

There are risks associated with our indebtedness.

Our outstanding indebtedness and any additional indebtedness we incur may have negative consequences to our business, including, among others:

•	requiring us to use cash to pay the principal of and interest on our indebtedness, thereby reducing the amount of cash flow available for other purposes;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions, stock repurchases, dividends or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	increasing our vulnerability to interest rate fluctuations to the extent a portion of our debt has variable interest rates.

As of March 31, 2022, our outstanding indebtedness was $1,337 million, and after giving effect to this offering and the use of proceeds therefrom, we would have had $                million of indebtedness outstanding. Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to, among other things: repatriate funds to the United States at substantial tax cost; refinance or restructure all or a portion of our indebtedness; reduce or delay planned capital or operating expenditures; or sell selected assets. Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all, and if prevailing interest rates at the time of any such financing and/or refinancing are higher than our current rates, interest expense related to such financing and/or refinancing would increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain borrowings under our revolving credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Assuming all loans subject to variable rates of interest under our revolving credit facilities were fully drawn, each quarter point increase in interest rates could result in a $3.3 million increase in annual interest expense on our indebtedness under our revolving credit facilities. In the future, in addition to other derivatives, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be $                million after deducting the underwriting discount and offering expenses. We intend to use the net proceeds from this offering to redeem our $350 million aggregate principal amount of 2022 Notes, and the remainder, if any, for working capital, and other general corporate purposes (including, at our discretion, repayment of commercial paper and amounts, if any, outstanding under our revolving credit facilities). This prospectus shall not constitute a notice of or a solicitation of an offer to redeem the 2022 Notes.

Certain of the underwriters and/or their respective affiliates may hold a portion of our 2022 Notes or commercial paper and, as a result, may receive a portion of the net proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of March 31, 2022 on an actual basis and on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom as specified under “Use of Proceeds.” You should read this table in conjunction with our unaudited consolidated financial statements and related notes thereto, which are incorporated by reference in this prospectus, as well as the section entitled “Use of Proceeds.”

	As of March 31, 2022
	(Dollars in millions)
	Actual	As Adjusted
Cash and cash equivalents	$215	$

Variable rate:
Commercial Paper, due fiscal 2022, 0.81%	238
Revolving Credit Facility, expires fiscal 2026	—
Revolving Credit Facility—Euro, expires fiscal 2024	128

Total variable rate debt	366
Fixed rate:
3.70% Senior Notes due fiscal 2022	350		—
3.40% Senior Notes due fiscal 2026	250
4.0% Senior Notes due fiscal 2029	300
Notes offered hereby	—
Medium Term Notes:
Notes due fiscal 2022, 8.34%-8.47%	15
Notes due fiscal 2028, 6.57%-7.28%	8

Total Medium Term Notes	23
Chinese Renminbi Debt, due fiscal 2022-2023, 3.70%-4.35%	19
Total fixed rate debt	942

Finance lease obligations, due through fiscal 2034	33
Unamortized debt issuance costs and debt discount	(4)
Total debt	1,337
Total stockholders’ equity	1,066

Total capitalization	$2,403	$

DESCRIPTION OF NOTES

The notes offered hereby will constitute a new series of debt securities to be issued under the indenture to be dated on or about                  , 2022, as supplemented by the first supplemental indenture to be dated on or about                 , 2022 (collectively, the “Indenture”), by and between Cabot Corporation and U.S. Bank Trust Company, National Association, as trustee (successor in interest to U.S. Bank National Association) (the “Trustee”). The following description is only a summary of the material provisions of the notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. Unless the context requires otherwise, all references to “Cabot,” “we” and the “Company” include only Cabot Corporation and not its subsidiaries. Capitalized terms used in this description but not defined herein will have the meanings assigned to them in the Indenture.

General

The            % Senior Notes due will be referred to herein as the “notes.”

The notes will initially be issued in an aggregate principal amount of $        and will mature on        ,         . The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from             , 2022, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears on and of each year, beginning on             , 2022, to the persons in whose names the notes are registered in the security register at the close of business on or immediately preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other senior unsecured indebtedness, including any indebtedness outstanding under our revolving credit facilities and our 3.400% Senior Notes due fiscal 2026 and our 4% Senior Notes due fiscal 2029. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all liabilities of our subsidiaries, none of which will guarantee the notes. As of March 31, 2022, after giving effect to this offering and the use of proceeds therefrom, we would have had $                million of total indebtedness (including the notes) that ranks equally with the notes. In addition, as of March 31, 2022, we had $19 million of secured indebtedness to which the notes will be effectively subordinated (to the extent of the value of the collateral securing such debt).

The notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries. As of March 31, 2022, our subsidiaries had approximately $160 million of external debt, including capital leases.

The Indenture will not limit the incurrence by us or our subsidiaries of other unsecured indebtedness and does not limit the incurrence of secured indebtedness by our subsidiaries which are not restricted subsidiaries. On the issue date of the notes, all of our subsidiaries operating, or owning assets, primarily in the United States will be restricted subsidiaries other than Cabot International Capital Corporation. The Indenture and the terms of the notes will not contain any covenants (other than those described herein and in the accompanying prospectus) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes. See “Risk Factors—Risks Relating to the Notes—The notes are effectively junior to the existing and future liabilities of our subsidiaries and to our secured debt to the extent of the assets securing that indebtedness,” “—We may incur additional indebtedness ranking equal to the notes” and “—The terms of the indenture and the notes will provide only limited protection against significant corporate events that could adversely impact your investment in the notes.”

Optional Redemption

Prior to              (             months prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, on not less than 10 nor more than 60 days’ prior notice mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to the holders of the notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

On and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that (a) the redemption date may be delayed, at our discretion, until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by us in our sole discretion), (b) such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed, and/or (c) such notice may be rescinded at any time in our discretion if in our good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, we shall provide written notice prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the notes shall be rescinded or delayed as provided in such notice.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes by giving notice to the Trustee as described under “—Optional Redemption” and in accordance with the Indenture, each holder of the notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date (the “Change of Control Payment”), subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes, or at our option, prior to any Change of Control but after the first public announcement by us of the pending Change of Control if a definitive agreement is in place with respect to the event constituting a Change of Control at the time of mailing the Change of Control Offer, we will be required to send, by first class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC), a notice to each holder of the notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC) prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

If such notice is delivered prior to the occurrence of a pending Change of Control stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and, if applicable, such notice will state that (a) the Change of Control Payment Date may be delayed, at our discretion, until such time (including more than 60 days after the date the notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied, (b) such purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, and/or (c) such notice may be rescinded at any time in our discretion in our good faith judgment any or all of such conditions will not be satisfied.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us or by a third party of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes and the Indenture by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Cabot and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Cabot or one of its subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Cabot or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan), other than Cabot or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical;

(3)

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)

for so long as any of the Existing Notes remain outstanding, during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director) to our board of directors was approved by (i) individuals referred to in clause (a) above or (ii) other directors described in this clause (b), in each case collectively constituting, at the time of such nomination or election, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee; or

(5)	the adoption, by our board of directors or shareholders, of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the notes are rated below Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided that a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change in Control (and thus shall not result in a Change of Control Triggering Event) if any of the Rating Agencies making the downgrade in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the downgrade was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be called Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Existing Notes” means the Company’s 3.400% Senior Notes due fiscal 2026 and 4.00% Senior Notes due fiscal 2029.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, we may appoint another “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) under the Exchange Act as a replacement for Moody’s or S&P, or both of them, as the case may be; provided that we shall give notice of such appointment to the Trustee.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Cabot and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Cabot and its subsidiaries taken as a whole to another Person or group may be uncertain.

Our ability to make the Change of Control Payment to holders of the notes following a Change of Control Triggering Event may be limited by our then-existing financial resources. Sufficient funds may not be available when necessary to make any required purchases of notes. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a Change of Control Triggering Event.”

The provisions under the Indenture relative to our obligation to make an offer to purchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Additional Considerations

These notes are also subject to certain covenants as well as modification provisions, which are described in the accompanying prospectus. For a more detailed description, see “Description of Debt Securities” in the accompanying prospectus.

We may at any time and from time to time acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Further Issues

The Indenture does not limit the amount of notes offered hereby or any future series that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes of the same series as the notes offered hereby, ranking equally and ratably with the notes being issued in this offering in all respects (other than the issue date, price to public and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the initial interest payment date); provided that if any such additional notes are not treated as fungible with the notes issued in this offering for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers and ISINs from the notes issued in this offering. Any such additional notes, together with the notes offered hereby, shall be consolidated and form a single series of notes under the Indenture, including for purposes of voting and redemptions. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the Indenture (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)

the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Description of Debt Securities—Events of Default and Notice Thereof” in the accompanying prospectus will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)

the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes on the date of maturity or redemption thereof, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issue date of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)

such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound (other than an Event of Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other indebtedness, and in each case, the grant of any lien securing such borrowing);

(6)

the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Concerning the Trustee

U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) is the trustee under the Indenture, pursuant to which we issued our 3.400% Senior Notes due 2026. U.S. Bank Trust Company, National Association is also the trustee under the Indenture, pursuant to which we issued our 4.000% Senior Notes due 2029. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with U.S. Bank Trust Company, National Association or its affiliates in the ordinary course of business.

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any note, where the Indenture or any note provides for notice of any event (including any notice of redemption) to any holder of an interest in a global note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such note (or its designee) according to the applicable procedures of DTC or such depositary.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or discretionary control over the management of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

When considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets, including a loan or extension of credit, with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the party in interest or disqualified person nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the note constitutes assets of any Plan or (ii) the acquisition and holding of the note by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Additionally, if any purchaser or subsequent transferee of the notes is using assets of any Plan to acquire or hold the notes, such purchaser and subsequent transferee will be deemed to represent that none of us, the underwriters, and any of our or their respective affiliates has acted as the Plan’s fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the notes and none of us, the underwriters, and any of our or their respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to the notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing (and/or holding) the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the United States federal income tax considerations of the purchase, ownership and disposition of the notes. This summary:

•

is based on the Code, United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all as in effect as of the date hereof, any of which are subject to different interpretation and to change. Any such change may be applied retroactively and may adversely affect the United States federal income tax considerations described in this prospectus supplement;

•

addresses only tax considerations to investors that purchase the notes upon their original issuance for cash at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold for cash to the public, not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, generally, for investment purposes);

•

does not discuss all of the tax considerations that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax or the Medicare tax on net investment income);

•

does not discuss all of the tax considerations that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, banks or other financial institutions, tax-exempt organizations, individual retirement accounts or other tax-deferred accounts or retirement plans, regulated investment companies, real estate investment trusts, brokers or dealers in securities or currencies, U.S. Holders (as defined below) the functional currency of which for United States federal income tax purposes is not the United States dollar, holders holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, certain former United States citizens or residents subject to taxation as expatriates under Section 877A of the Code, persons subject to the 3.8% Medicare contribution tax on net investment income, persons that use the accrual method of accounting that are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements, traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings, “controlled foreign corporations” or “passive foreign investment companies”);

•	does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) and does not discuss any state, local or non-United States tax laws; and

•

does not discuss the tax considerations to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) or a partner in or owner of such a partnership holding notes, you should consult your tax advisor regarding the tax considerations of the purchase, ownership or disposition of the notes.

You should consult your own tax advisor with regard to the application of the tax considerations discussed below to your particular situation and the application of any other United States federal as well as state, local or non-United States tax laws, including gift and estate tax laws, and tax treaties.

Certain United States Federal Income Tax Considerations to U.S. Holders

The following is a summary of certain United States federal income tax considerations of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, a “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Redemptions and Additional Amounts

We may in certain circumstances pay additional amounts and/or redeem the notes prior to their stated maturity, including as described under “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Triggering Event.” We believe that the notes should not be treated as contingent payment debt instruments for United States federal income tax purposes because of the possibility of such payments or redemptions. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, of such payments or redemptions. Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury regulations. However, the Internal Revenue Service (“IRS”) could challenge this position, and if such challenge were successful, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The remainder of this discussion assumes the notes are not treated as contingent payment debt instruments. In the event a contingent payment actually occurs, it would affect the amount, timing and character of the income recognized by a U.S. Holder.

Treatment of Stated Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is received or accrues in accordance with the U.S. Holder’s method of tax accounting.

Treatment of Taxable Dispositions of Notes

Upon the sale, exchange, redemption or other taxable disposition (each, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued but unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder decreased by any payments received by the U.S. Holder on the note other than payments of stated interest. Gain or loss recognized on the disposition of a note generally will be capital gain or loss to the U.S. Holder. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year and otherwise generally will be short-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to significant limitations.

Certain United States Federal Income Tax Considerations to Non-U.S. Holders

The following is a summary of certain United States federal income tax considerations of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of a note or notes that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies,” or under tax treaties to which the United States is a party. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax considerations that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding and FATCA (as defined below), a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on a note if the interest income qualifies for the “portfolio interest exception.” Interest income on a note will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest income is not effectively connected with the conduct of a trade or business in the United States;

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” (within the meaning of the Code) that is actually or constructively related to us through stock ownership; and

•	the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will generally be required to provide appropriate documentation to that agent, and that agent will then generally be required to provide appropriate documentation to the applicable withholding agent (either directly or through other intermediaries). For payments made to non-U.S. partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders in addition to the partnership or other pass-through entity. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, if a Non-U.S. Holder qualifies for the benefits of an applicable income tax treaty, such treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute or successor form) establishing the benefit of the applicable tax treaty.

Alternatively, an exemption to the 30% United States withholding tax applies if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or a suitable substitute or successor form). In such case, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such interest in the same manner as if it were a U.S. Holder, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to such interest at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Taxable Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized upon the taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules described above) unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the taxable disposition of the note) exceed capital losses allocable to United States sources. If the second exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as if it were a U.S. Holder, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Certain United States Information Reporting Requirements, Backup Withholding and FATCA

U.S. Holders

Information reporting requirements generally will apply with respect to payments of principal and interest and proceeds from a disposition of the notes, unless a U.S. Holder is an exempt recipient (such as a corporation).

In addition, a U.S. Holder may be subject to backup withholding at the then-applicable rate on those payments if the U.S. Holder does not provide its taxpayer identification number in the manner required, fails to certify that it is not subject to backup withholding, fails to properly report in full its dividend and interest income, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some non-individual holders, including corporations, tax-exempt organizations and individual retirement accounts, are normally exempt from these requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

United States rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•

interest paid to a Non-U.S. Holder will be exempt from the usual information reporting and backup withholding rules if the Non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Income Tax Considerations to Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting and backup withholding rules. In addition, information reporting (on Form 1042-S) may still apply to payments of interest even if certification is provided and the interest is exempt from the 30% withholding tax; and

•

sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption and does not provide the certification described under “—Certain United States Federal Income Tax Considerations to Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the sale is made through the United States office of a broker, and information reporting (but generally not backup withholding) may apply if the sale is made through the non-United States office of a broker that has certain connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

FATCA

Pursuant to Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), United States Treasury regulations thereunder, and administrative guidance, issuers of certain indebtedness and equity instruments and their agents, as applicable, are generally required to withhold 30% of any interest or dividends with respect to such instruments, paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such institution enters into an agreement with the U.S. government to collect and report to the U.S. government, on an annual basis, information with respect to its U.S. accountholders and meets certain other specified requirements (or, in certain circumstances, complies with similar reporting requirements of the non-U.S. government in the jurisdiction in which it is organized or located under an intergovernmental agreement between such non-U.S. government and the U.S. government) or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. FATCA generally will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States. The IRS and the Department of Treasury have issued proposed United States Treasury regulations that eliminate FATCA withholding entirely on payments of gross proceeds from the disposition of indebtedness and equity instruments. Although these United States Treasury regulations are not final, they can be relied upon until final United States Treasury regulations are issued. An intergovernmental agreement between the United States and a Non-U.S. Holder’s jurisdiction may modify these requirements.

You should consult your own tax advisors regarding the possible implications of this legislation and whether it may be relevant to your acquisition, ownership and disposition of the notes.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSIDERATIONS UNDER UNITED STATES FEDERAL INCOME, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement among us and J.P. Morgan Securities LLC, Mizuho Securities USA LLC and U.S. Bancorp Investments, Inc., as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Mizuho Securities USA LLC
U.S. Bancorp Investments, Inc.

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to             % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to             % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per Note		%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) from the date of this prospectus supplement through and including the date that is one business day after the closing date of the offering of the notes without the prior consent of J.P. Morgan Securities LLC, Mizuho Securities USA LLC and U.S. Bancorp Investments, Inc.

•	We will pay our expenses related to the offering, which we estimate will be approximately $ .

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (‘‘NI 33-105’’), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(1)	the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(c) not a qualified investor as defined in the Prospectus Regulation; and

(2)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to Prospective Investors in the United Kingdom

The notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the U.K. For the purposes of this provision:

(1)	the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(b) a customer within the meaning of the provisions of the FSMA and any rules and regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(c) not a qualified investor as defined in Article 2 of the U.K. Prospectus Regulation; and

(2)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or in the underwriters’ possession for the purposes of this offering or will be issued or in the underwriters’ possession for the purposes of this offering in Hong Kong or elsewhere other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act and are subject to the Act on Special Measures Concerning Taxation. Each of the underwriters has represented and agreed that (i) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, notes in Japan or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and government guidelines of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not, as part of its distribution by the underwriters pursuant to the underwriting agreement dated the date hereof at any time, directly or indirectly offer or sell notes to, or for the benefit of, any person other than a beneficial owner that is (a) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with us as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation (Act No. 26 of 1957, as amended, or the “Act on Special Measures Concerning Taxation”), (b) a Japanese financial institution, designated in Article 3-2-2, paragraph (29) of the Cabinet Order relating to the Act on Special Measures Concerning Taxation (Cabinet Order No. 43 of 1957, as amended, or the “Cabinet Order”) that will hold notes for its own proprietary account or (c) an individual resident of Japan or a Japanese corporation whose receipt of interest on the notes will be made through a payment handling agent in Japan as defined in Article 2-2, paragraph (2) of the Cabinet Order.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37 of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (‘‘ASIC’’), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the ‘‘Corporations Act’’), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the ‘‘Exempt Investors’’) who are ‘‘sophisticated investors’’ (within the meaning of section 708(8) of the Corporations Act), ‘‘professional investors’’ (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (‘‘DFSA’’). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the ‘‘DIFC’’), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Price Stabilization and Short Positions

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Other Relationships

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business. Specifically, certain of the underwriters and/or their affiliates of the underwriters serve various roles in our U.S. revolving credit facility: J.P. Morgan Securities LLC serves as a joint lead arranger and joint bookrunner; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as administrative agent, swingline lender and co-sustainability agent; and Mizuho Securities USA LLC, an affiliate of Mizuho Financial Group, Inc., serves as joint lead arranger, co-documentation agent and co-sustainability agent; U.S. Bank Trust Company, National Association, an affiliate of U.S. Bancorp Investments, Inc., serves as joint lead arranger and co-documentation agent. U.S. Bank Trust Company, National Association is also a co-syndication agent under our Euro-denominated revolving credit facility. In addition, U.S. Bancorp Investments, Inc. is an affiliate of an entity that serves as the trustee under the indenture governing the notes. Certain of the underwriters and/or their respective affiliates may hold a portion of our 2022 Notes or commercial paper and, as a result, may receive a portion of the net proceeds of this offering. See “Use of Proceeds.”

Settlement

Delivery of the notes is expected to be made against payment for the notes on                  , 2022, which will be the                 business day following the date hereof (this settlement cycle being referred to as “T+                ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+                , to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any date prior to the second business day before delivery should consult their own advisers.

VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon for us by Ropes & Gray LLP. The validity of the notes offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Cabot is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Commission.

Cabot files information electronically with the Commission, and the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission’s website is www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of an automatically effective registration statement on Form S-3 filed by us with the Commission. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed with the Commission, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission’s rules allow us to “incorporate by reference” the information we have filed with the Commission, which means that we can disclose important information by referring you to those documents. The following documents previously filed by Cabot with the Commission pursuant to the Exchange Act and any future filings made by Cabot pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the time that we sell all of the notes offered by this prospectus supplement are incorporated by reference in this prospectus supplement (excluding those portions of any Form 8-K that are deemed furnished and not filed in accordance with SEC rules):

•	Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021;

•	Cabot’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2021 and March 31, 2022;

•

the information specifically incorporated by reference into Cabot’s Annual Report on Form 10-K for the fiscal year ended September  30, 2021 from Cabot’s Definitive Proxy Statement on Schedule 14A filed on January 27, 2022; and

•	Cabot’s Current Reports on Form 8-K filed on March 15, 2022 and May 12, 2022.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS SUPPLEMENT MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WRITTEN REQUESTS SHOULD BE MAILED TO JANE A. BELL, CORPORATE SECRETARY CHIEF COUNSEL-SECURITIES AND GOVERNANCE, CABOT CORPORATION, TWO SEAPORT LANE, SUITE 1400, BOSTON, MASSACHUSETTS 02210. TELEPHONE REQUESTS MAY BE DIRECTED TO MS. BELL AT (617) 345-0100.

Copies of these filings are also available, without charge, at the Investor section of Cabot’s website at www.cabotcorp.com. The contents on, or accessible through, Cabot’s website have not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement or the accompanying prospectus.

Prospectus

Cabot Corporation

DEBT SECURITIES

Cabot Corporation (“Cabot” and, together with its consolidated subsidiaries, the “Company”) may offer from time to time in one or more series unsecured debt securities (the “Debt Securities”) in amounts, at prices and on other terms to be determined at the time of offering. The Debt Securities may be offered in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”). You should read carefully both this Prospectus, any Prospectus Supplement and any free writing prospectus relating to the specific issue of Debt Securities, along with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision.

The Debt Securities may be offered directly, through agents designated from time to time by Cabot or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement and any related free writing prospectus. Except as otherwise permitted by law, no Debt Securities may be sold pursuant to this Prospectus without delivery of a Prospectus Supplement describing the method and terms of the offering of such Debt Securities. See “Plan of Distribution.”

The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement. Cabot’s common stock trades on The New York Stock Exchange under the symbol “CBT.”

Investing in the Debt Securities involves certain risks. Please carefully read the information under the heading “Risk Factors ” beginning on page 2 of this Prospectus before you invest in the Debt Securities. Cabot may include additional risk factors in any Prospectus Supplement, any related free writing prospectus and/or any other future filings it makes with the Securities and Exchange Commission (the “Commission”) that are incorporated by reference into this Prospectus.

The address of the Company’s principal executive offices is Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210 and the telephone number at the Company’s principal executive offices is (617) 345-0100.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Debt Securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 11, 2020

About This Prospectus

This Prospectus is part of an automatically effective registration statement on Form S-3 (“Registration Statement”) that Cabot filed with the Commission utilizing a “shelf” registration process. Under this shelf process, Cabot may sell the Debt Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Debt Securities Cabot may offer. Each time Cabot offers Debt Securities using this Prospectus, it will provide a Prospectus Supplement. The specific terms of the Debt Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Cabot or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. The Prospectus Supplement may also add, update or change information contained or incorporated by reference in this Prospectus. You should read both this Prospectus and any applicable Prospectus Supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” and any other information that you may need to make your investment decision.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Prospectus, in any accompanying Prospectus Supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The distribution of this Prospectus and the sale of these Debt Securities in certain jurisdictions may be restricted by law. Persons in possession of this Prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer of these Debt Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus, in any accompanying Prospectus Supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

This Prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Pursuant to this Registration Statement, Cabot may offer, issue and sell Debt Securities as set forth on the cover page of this Prospectus. Because Cabot is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act, it may offer additional Debt Securities by filing a Prospectus Supplement at the time of the offer. In addition, Cabot is able to register Debt Securities issued or to be issued by any of its subsidiaries if it guarantees such Debt Securities.

Unless stated otherwise or the context otherwise requires, the terms “we,” “us” and “our” refer to Cabot Corporation, a corporation organized under the laws of Delaware, and its consolidated subsidiaries.

1

Risk Factors

Investing in the Debt Securities involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any of the Debt Securities, see “Part I, Item 1A—Risk Factors” of Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which is incorporated by reference in this Prospectus, and subsequent filings containing updated disclosures of such factors, together with all of the other information included in this Prospectus and in the “Risk Factors” section of any applicable Prospectus Supplement and the other information that Cabot has incorporated by reference. Before making an investment decision, you should carefully consider those risks as well as other information Cabot includes or incorporates by reference in this Prospectus, in any accompanying Prospectus Supplement and in any free writing prospectus. The risks and uncertainties Cabot has described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of these risks actually occur, our business and financial results could be harmed. In that case, the trading price of Cabot’s common stock or other securities could decline. To the extent a particular offering implicates additional known material risks, Cabot will include a discussion of those risks in the applicable Prospectus Supplement.

2

Where You Can Find More Information

Cabot is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Commission. We make these documents publicly available, free of charge, on our website at www.cabotcorp.com as soon as reasonably practicable after filing such documents with the Commission.

Cabot files information electronically with the Commission, and the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov.

Cabot has filed with the Commission an automatically effective Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Debt Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

3

Incorporation of Certain Documents by Reference

The Commission’s rules allow Cabot to “incorporate by reference” the information it has filed with the Commission, which means that it can disclose important information by referring you to those documents. The following documents previously filed by Cabot with the Commission pursuant to the Exchange Act and any future filings made by Cabot pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Debt Securities are incorporated by reference in this Prospectus (excluding those portions of any Form 8-K that are deemed furnished and not filed in accordance with Commission rules):

•	Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019;

•	Cabot’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2019;

•

the information in Cabot’s Definitive Proxy Statement on Schedule 14A filed on January  24, 2020, to the extent incorporated by reference in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019; and

•	Cabot’s Current Reports on Form 8-K filed on October 17, 2019, November 13, 2019 and January 13, 2020.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WRITTEN REQUESTS SHOULD BE MAILED TO JANE A. BELL, CORPORATE SECRETARY AND CHIEF COUNSEL-SECURITIES AND GOVERNANCE, CABOT CORPORATION, TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS 02210. TELEPHONE REQUESTS MAY BE DIRECTED TO MS. BELL AT (617) 345-0100.

Copies of these filings are also available, without charge, at the Investor section of Cabot’s website at www.cabotcorp.com. The contents on, or accessible through, Cabot’s website have not been, and shall not be deemed to be, incorporated by reference into this Prospectus.

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Forward-looking Statements

This Prospectus, including any related Prospectus Supplement and the documents incorporated herein and therein by reference, may contain “forward-looking statements” under the federal securities laws. These forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Generally, the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions that do not relate to historical facts are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control or difficult to predict. If known or unknown risks materialize, our actual results could differ materially from past results and from those expressed in the forward-looking statements. Investors are therefore cautioned not to place undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised, however, to consult any further disclosures Cabot makes on related subjects in future 10-K, 10-Q and 8-K reports filed with the Commission.

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The Company

Cabot is a global specialty chemicals and performance materials company headquartered in Boston, Massachusetts. Our principal products are rubber and specialty grade carbon blacks, specialty compounds, fumed metal oxides, activated carbons, inkjet colorants, and aerogel. Cabot and its affiliates have manufacturing facilities and operations in the United States and over 20 other countries. Cabot’s business was founded in 1882 and incorporated in the State of Delaware in 1960.

Our vision is to be the most innovative, respected and responsible leader in our markets – delivering performance that makes a difference. Our “advancing the core” corporate strategy is to extend our leadership in performance materials by investing for growth in our core businesses, driving application innovation with our customers, and generating strong cash flows through efficiency and optimization. Our products are generally based on technical expertise and innovation in one or more of our four core competencies: making and handling very fine particles; modifying the surfaces of very fine particles to alter their functionality; designing particles to impart specific properties to a formulation; and combining particles with other ingredients to deliver a formulated performance intermediate or composite. We focus on creating particles, and formulations of those particles, with the composition, morphology, and surface functionalities to deliver the requisite performance to support our customers’ existing and emerging applications.

Through June 28, 2019, our business was organized into four reportable segments: Reinforcement Materials; Performance Chemicals; Purification Solutions; and Specialty Fluids. We divested our Specialty Fluids business as of June 28, 2019 and since that time have been organized into the three remaining segments. We routinely evaluate our portfolio in light of our growth strategy and will continue to evaluate strategic options for our Purification Solutions segment.

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Use of Proceeds

Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include the repayment of outstanding debt, or for such other purposes as may be specified in the applicable Prospectus Supplement. Pending such uses, the proceeds may be invested temporarily in short-term securities or applied to repay short-term debt.

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Description of Debt Securities

The Debt Securities will be issued under an Indenture (as amended or supplemented from time to time, the “Indenture”) entered into between Cabot and a trustee (the “Trustee”), a form of which is attached as an exhibit to the Registration Statement which contains this Prospectus. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Debt Securities and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the form of the Indenture. The following sets forth certain general terms and provision of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, which we refer to as the “Offered Securities,” and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities.

General

Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (1) the aggregate principal amount of the Offered Securities; (2) the percentage of their principal amount at which the Offered Securities will be issued, if issued at a discount from their principal amount; (3) the date on which the Offered Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, or the method by which such interest rates will be determined; (5) the times at which such interest, if any, will be payable; (6) the date, if any, after which the Offered Securities may be redeemed at the option of Cabot or the Holder (as defined in the Indenture) and the redemption price; (7) the terms of any redemption, whether mandatory or optional; (8) the denominations in which the Offered Securities are authorized to be issued; (9) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of (and premium if any) and interest (if any) on such Offered Securities shall be payable; and (10) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture.

Except as otherwise provided in the Prospectus Supplement, the Offered Securities will be issued in fully registered form only, in denominations set forth in the Prospectus Supplement, and may be transferred or exchanged upon payment of a fee, if applicable, to cover any tax or other governmental charge in connection therewith (Section 2.07 of the Indenture). Except as otherwise provided in the Prospectus Supplement principal, premium (if any) and interest (if any) will be payable, and the Offered Securities may be exchanged or transferred, at the principal office of the Trustee in New York, New York, or at a paying agency maintained by Cabot, except that, at Cabot’s option, interest may be paid by its check mailed to the registered Holders of the Offered Securities (Sections 2.04 and 4.02 of the Indenture).

The Indenture provides that, in addition to any Debt Securities offered hereby, additional debt securities may be issued thereunder, without limitation as to the aggregate principal amount. The Indenture does not limit the incurrence by the Company or subsidiaries of other unsecured debt and does not limit the incurrence of secured debt by subsidiaries of Cabot which are not Restricted Subsidiaries (as defined below).

Permanent Global Securities

If any Debt Securities of a series are issuable in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and like tenor of any authorized form and denomination. A person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of premium (if any) and interest (if any) on such permanent global Debt Security, be treated as a holder of such principal amount of outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security. Principal of and premium (if any) and interest (if any) on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto.

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Certain Defined Terms

The following terms are defined in more detail in Section 4.01 of the Indenture:

“Consolidated Net Tangible Assets” means total assets of Cabot and its Restricted Subsidiaries less (1) total current liabilities (excluding long-term debt due within 12 months), (2) certain intangibles and (3) equity in and net advances to subsidiaries that are not Restricted Subsidiaries.

“Debt” means any debt for money borrowed and any guarantees of such debt but excludes non-recourse debt for money borrowed incurred (1) to develop or exploit oil, gas, or other mineral property or (2) to develop electrical generating facilities.

“Exempted Debt” means the total of the following incurred after the effective date of the Indenture: (1) the outstanding principal amount of Debt of Cabot and its Restricted Subsidiaries secured by any Lien other than a Lien permitted under clauses (1) through (9) below under the subcaption “Limitations on Liens,” and (2) the aggregate present value of rent due under leases of Cabot and its Restricted Subsidiaries for the remaining term of such leases, other than rent arising from a permitted Sale-Leaseback Transaction described in clauses (1) through (4) below under the subcaption “Limitation on Sale and Leaseback.”

“Lien” means any mortgage, pledge, security interest, or lien.

“Principal Property” means (1) real property, plants or buildings located in the United States and owned or leased by Cabot or a Restricted Subsidiary with a gross book value, excluding depreciation, in excess of 2% of Consolidated Net Tangible Assets or (2) any other property designated as such, subject to certain exceptions set forth in the Indenture.

“Restricted Property” means any Principal Property and Debt or stock of a Restricted Subsidiary.

“Restricted Subsidiary” means a Subsidiary the assets of which are primarily located in, or the business of which is primarily carried on in, the United States, that is not engaged in certain businesses of finance, real estate or insurance, and any Subsidiary that may be designated in the future as a Restricted Subsidiary by Cabot’s Board of Directors.

“Sale-Leaseback Transaction” means an arrangement pursuant to which Cabot or a Restricted Subsidiary transfers Principal Property to a third person and leases it back from such person.

Certain Covenants

Unless otherwise provided in the Prospectus Supplement, the following covenants of Cabot described under this caption are applicable to Debt Securities of all series issued under the Indenture. The covenants in the Indenture apply to Cabot and its Restricted Subsidiaries.

Limitation on Liens. Cabot may not, and may not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt without making effective provision to secure the Debt Securities equally and ratably with such Debt unless: (1) the Lien is on property, Debt or stock of any entity at the time such entity becomes a Restricted Subsidiary; (2) the Lien is on such property at the time Cabot or a Restricted Subsidiary acquires or leases such property; (3) the Lien secures Debt incurred to finance all or some of the purchase price or cost of construction or improvement of property of Cabot or a Restricted Subsidiary (including substantially unimproved real property of Cabot or a Restricted Subsidiary); (4) the Lien secures a Debt of a Restricted Subsidiary owing to Cabot or another wholly owned Restricted Subsidiary; (5) the Lien is on property of any entity at the time such entity merges into or consolidates with Cabot or a Restricted Subsidiary; (6) the Lien is on property of a person at the time the person transfers or leases all or substantially all of its assets to Cabot or a Restricted Subsidiary; (7) the Lien is in favor of a government or governmental entity and secures (i) payments pursuant to a contract or

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statute, or (ii) Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; (8) the Lien extends, renews, refunds or replaces (or successive extensions, renewals, refunds or replacements) in whole or in part a Lien referred to in clauses (1) through (7) above; or (9) the Lien is on oil, gas or other mineral property or on products or by-products produced or extracted from that property to secure non-recourse Debt or is on any electrical generating facility to secure non-recourse debt. Notwithstanding the above provisions, Cabot or any Restricted Subsidiary may, without equally and ratably securing the Debt Securities, grant a Lien securing Debt which would otherwise be prohibited by the limitations described above if, at the time of granting such Lien and after giving effect to any Debt secured by such Lien, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets (Section 4.03 of the Indenture).

Limitation on Sale and Leaseback. Cabot may not and may not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless: (1) the lease has a term including renewal rights of three years or less; (2) the lease is between Cabot and a Restricted Subsidiary or between Restricted Subsidiaries; (3) Cabot or the Restricted Subsidiary, pursuant to clause (3) or (7) contained under the subcaption “Limitation on Liens” above, could create a Lien on the Property to secure Debt; or (4) Cabot or a Restricted Subsidiary receiving the proceeds from such Sale-Leaseback Transaction, within 180 days after it is consummated, applies, or commits to apply, the proceeds or, if greater, the fair market value of the property as determined by Cabot’s Board of Directors, to (a) the acquisition of Restricted Property, including the acquisition, construction, development or improvement of Principal Property, or (b) if permitted by the terms thereof, the redemption of securities of any series under the redemption provisions of the Indenture and such securities or the retirement or redemption of other Long-Term Debt of Cabot or a Restricted Subsidiary. However, no credit may be received for (i) the retirement of other Long-Term Debt at maturity or the redemption of securities or other Long-Term Debt pursuant to any mandatory redemption provision, or (ii) the retirement or redemption of any Long-Term Debt that is subordinated or junior to the securities or owed by Cabot to a Restricted Subsidiary. Notwithstanding the above prohibitions, Cabot or any Restricted Subsidiary may enter into a Sale-Leaseback Transaction if, at the time of entering into the transaction and after giving effect to it, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets (Section 4.04 of the Indenture).

Consolidation, Merger or Sale of Assets

Cabot may not consolidate with or merge into, or transfer all or substantially all of its assets to, another entity unless (i) the successor entity assumes all of the obligations of Cabot under the Indenture and Debt Securities, (ii) immediately after giving effect to the transaction, no Default would occur and be continuing (the term Default includes Events of Default specified below with grace periods), and (iii) the surviving entity is organized under the laws of the United States, any State, the District of Columbia, Canada, any province of Canada or any state which was a member of the European Union on December 31, 2003 (other than Greece). Thereafter all such obligations of Cabot terminate (Section 5.01 of the Indenture).

If upon any such consolidation, merger or transfer, any Principal Property would become subject to an attaching Lien that secures Debt, then prior to such event Cabot must secure the Debt Securities by a direct Lien on such Principal Property. The direct Lien may equally and ratably secure the Debt Securities and any other obligation of Cabot or a Subsidiary entitled to such security. However, Cabot need not so secure the Debt Securities if (1) the attaching Lien is permitted under any of clauses (1) through (9) described under the subcaption “Limitation on Liens,” or (2) Cabot or a Restricted Subsidiary could incur Debt secured by a Lien otherwise subject to the limitations described under the subcaption “Limitation on Liens,” because after giving effect to such Debt, Exempted Debt would not exceed 15% of Consolidated Net Tangible Assets (Section 5.02 of the Indenture).

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Events of Default and Notice Thereof

The following are defined in the Indenture as “Events of Default” with respect to any series of Debt Securities then outstanding: failure to pay interest when due on such series, continued for thirty days; failure to pay principal (other than a sinking fund payment) or any premium when due on such series; failure to make any sinking fund payment when due on such series, continued for 30 days; failure to comply with any of Cabot’s other agreements in the Indenture or Debt Securities for 90 days after notice by the Trustee or Holders of at least 25% in principal amount of Debt Securities of such series then outstanding; default by Cabot or a Restricted Subsidiary under an agreement for money borrowed (including the Indenture) in excess of $250,000,000 resulting in the acceleration of the due date of such debt, if not cured; and certain events of bankruptcy or insolvency of Cabot (Section 6.01 of the Indenture). If an Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the Holders owning at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of and accrued interest on the Debt Securities of the respective series (or, if any of the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) to be due and payable immediately, but the Holders of a majority in principal amount of such series of Debt Securities then outstanding may, subject to certain conditions, rescind such declaration if the default is cured (Section 6.02 of the Indenture).

The Indenture provides that, with respect to each series, the Trustee shall, within 90 days after the occurrence of a Default known to it, give Holders of the Debt Securities notice of Default; however, the Trustee may withhold from Holders of the Debt Securities notice of any continuing Default (except a Default in the payment of principal, interest or premium, if any) if it determines that withholding notice is in their interest (Section 7.05 of the Indenture).

Holders of the Debt Securities of any series may not enforce the Indenture or the Debt Securities of such series except as provided in the Indenture. The Trustee may require indemnity satisfactory to it from the Holders requesting the Trustee to enforce the Indenture or Debt Securities before doing so (Section 6.06 of the Indenture). With respect to any series, Holders owning a majority in principal amount of the Debt Securities of that series then outstanding may waive existing past Events of Default with respect to such series except a default in the payment of principal, premium, if any, or interest on any of the Debt Securities of such series (Section 6.04 of the Indenture). Holders of a majority in principal amount of the Debt Securities of a series then outstanding shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series (Section 6.05 of the Indenture).

The Indenture provides that Cabot must file annually with the Trustee a statement regarding compliance with the terms of the Indenture with respect to each series outstanding and specifying any default of which the signers may have knowledge (Section 4.06 of the Indenture).

Modification of the Indenture

The Indenture provides that Cabot and the Trustee may amend or supplement the Indenture for various purposes not inconsistent with the terms of the Indenture, but none of such changes may adversely affect the rights of any Holder. The Indenture further provides that Cabot and the Trustee may, with the consent of Holders of at least a majority in principal amount of the Debt Securities of a series then outstanding, amend the Indenture with respect to that series, except that no amendment may, without the consent of each Holder affected, (i) reduce the aforesaid percentage below a majority, (ii) modify the terms of payment of principal of, premium, if any, or interest on any Debt Security, (iii) waive a default in the payment of the principal of, premium, if any, or interest on any Debt Security (Article 9 of the Indenture), (iv) change the provisions applicable to the redemption of any Debt Security or (v) make any Debt Security payable in money other than that stated in the Debt Security.

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Defeasance

The Indenture provides that Cabot, at its option, may terminate all of its obligations under the Debt Securities of any or all series and under the Indenture with respect to such series (except for certain obligations regarding the transfer and exchange of such Debt Securities, the obligation to pay amounts due under such Debt Securities and certain obligations relating to the Trustee) if Cabot (i) irrevocably deposits in trust with the Trustee money or direct obligations of the United States of America sufficient to pay all principal of (including any mandatory sinking funds payments) and interest and premium, if any, on such Debt Securities to maturity or redemption.

Trustee

The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such one or more series (Section 7.08 of the Indenture).

Concerning the Trustee

Cabot intends to name the Trustee in the related Prospectus Supplement.

Governing Law

The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

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Plan of Distribution

The Company may sell Debt Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through any combination of these methods of sale. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices). In addition, the Company may sell any Debt Securities covered by this Prospectus in private transactions or pursuant to other exemptions from registration under the Securities Act rather than pursuant to this Prospectus.

In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Debt Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

Unless otherwise specified in the related Prospectus Supplement, each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Debt Securities.

Under agreements into which the Company may enter, underwriters will be, and dealers and agents who participate in the distribution of Debt Securities may be, entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount no less than, and the aggregate principal amounts of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Debt Securities to institutions under Contracts, Debt Securities are also being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

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In connection with the distribution of the Debt Securities covered by this Prospectus or otherwise, the Company may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company’s Debt Securities in the course of hedging the positions they assume with the Company. The Company may also sell Debt Securities and deliver the Debt Securities offered by this Prospectus to close out its short positions. The Company may also enter into option or other transactions with broker-dealers or other financial institutions, which require delivery to such broker-dealer or other financial institution of Debt Securities offered by this Prospectus, which Debt Securities such broker-dealer or other financial institution may resell pursuant to this Prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the Debt Securities covered by this Prospectus is made, the Company will distribute a Prospectus Supplement that will set forth the aggregate amount of Debt Securities covered by this Prospectus being offered and the terms of the offering. Such Prospectus Supplement will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Debt Securities covered by this Prospectus. In order to comply with the securities laws of certain states, if applicable, the Debt Securities sold under this Prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states, the Debt Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, the Company would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the applicable Prospectus Supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered Debt Securities will be obligated to purchase all of the covered Debt Securities, if any such Debt Securities are purchased. The Company may grant to the underwriter or underwriters an option to purchase additional Debt Securities at the public offering price, less any underwriting discount, as may be set forth in the applicable Prospectus Supplement. If the Company grants any such option, the terms of that option will be set forth in the applicable Prospectus Supplement.

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Validity of Debt Securities

Unless the applicable Prospectus Supplement indicates otherwise, the validity of the Debt Securities offered by this Prospectus and any Prospectus Supplement will be passed upon for the Company by Ropes & Gray LLP. If the Debt Securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

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Experts

The financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Cabot Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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